Exhibit 99.1

Protective Life Corporation

Post Office Box 2606

Birmingham, AL 35202

205-268-1000

FOR IMMEDIATE RELEASE

Protective Completes Acquisition of MONY

and Reinsurance of Certain Policies of MLOA

BIRMINGHAM, Ala. — October 1, 2013 — Protective Life Corporation (NYSE: PL) (“Protective”) today announced that on October 1, 2013 its principal subsidiary, Protective Life Insurance Company (“Protective Life”), completed the acquisition of MONY Life Insurance Company (“MONY”) and has reinsured certain policies of MONY Life Insurance Company of America (“MLOA”). The transaction was originally announced on April 10, 2013.

The total transaction price was $1.06 billion.  The MONY purchase price was $686 million, subject to customary post-closing adjustments, and the ceding commission for the reinsurance of the MLOA business was $370 million.

“We are delighted to announce the closing of our 47th insurance acquisition transaction,” said John D. Johns, Protective’s Chairman, President and CEO.  “The seasoned, stable and high-quality block of policies we have acquired in the transaction should produce immediate accretion to both our return on equity and earnings per share and provide a solid stream of earnings for many years to come.  Our ability to consummate a transaction of this size and complexity once again highlights the value and strength of our industry-leading acquisition capabilities.”

Protective plans to service the acquired business through the existing workforce and administrative platform in Syracuse, NY that was previously used by AXA to service the business. The benefits provided for in the acquired policies will not be impacted by the transaction.

Please see the Acquisition Fact Sheet in the Newsroom section of the Company’s website for more details on Protective’s acquisition segment history.

ABOUT PROTECTIVE LIFE CORPORATION

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S. It has annual revenues of approximately $3.6 billion and as of December 31, 2012 had assets of approximately $57.4 billion.

Forward-Looking Statements

This press release includes “forward-looking statements” that may express expectations of future events and results regarding the proposed transactions, including but not limited to statements regarding the expected benefits and costs of the proposed transactions, the ability to complete the proposed transactions, and the expected timing of the completion of the proposed transactions. All statements that express expectations for and results of future events rather than historical facts are forward-looking statements that may involve certain risks and uncertainties. Protective cannot give assurance that such statements will prove to be correct. The factors that could affect the future events include, but are not limited to, general economic conditions and the following known trends and uncertainties: Protective Life may not be able to complete the transactions due to, among other things, the inability of the parties to satisfy the various closing conditions, including the receipt of required regulatory approvals; completion of the transactions may be more costly or may take longer than expected; the financing structure of the transactions may be different than currently contemplated; the actual financial results of the transactions could differ materially from Protective’s expectations and may be impacted by items not taken into account in its forecasts and/or its earnings per share calculations; and Protective Life’s expectations regarding its ability to successfully integrate and transition the acquired operations and satisfy its legal and compliance obligations in relation to the transactions may prove to be incorrect. In addition, please refer to Part I, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results of Protective’s most recent Form 10-K; Part II, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results, of Protective’s subsequent quarterly reports on Form 10-Q; and Protective’s reports filed on Form 8-K for more information about risk factors. Protective assumes no obligation and does not intend to update these forward-looking statements.

CONTACT:

Eva Robertson

Vice President, Investor Relations

(205) 268-3912